Filed pursuant to Rule 424(b)(3)
File No. 333-2262265

EATON VANCE ENHANCED EQUITY INCOME FUND
Supplement to Prospectus dated January 20, 2022

The following replaces the Financial Highlights contained in the Prospectus:

	Year Ended September 30,
	2024	2023	2022	2021	2020
Net asset value – Beginning of year	$ 15.82	$ 14.36	$ 18.18	$ 15.68	$ 15.06
Income (Loss) From Operations
Net investment income (loss)(1)	$ (0.02)	$ 0.05	$ 0.07	$ 0.07	$ 0.13
Net realized and unrealized gain (loss)	5.92	2.72	(2.59)	3.55	1.57
Total income (loss) from operations	$ 5.90	$ 2.77	$ (2.52)	$ 3.62	$ 1.70
Less Distributions
From net investment income	$ (0.01)	$ (0.05)	$ (0.07)	$ (0.08)	$ (0.13)
From net realized gain	(1.37)	(1.26)	(1.24)	(1.01)	—
Tax return of capital	(0.08)	—	—	(0.03)	(0.95)
Total distributions	$ (1.46)	$ (1.31)	$ (1.31)	$ (1.12)	$ (1.08)
Premium from common shares sold through shelf offering(1)	$ —	$ 0.00(4)	$ 0.01	$ 0.00(4)	$ 0.00(4)
Net asset value – End of year	$ 20.26	$ 15.82	$ 14.36	$ 18.18	$ 15.68
Market value – End of year	$ 20.23	$ 15.85	$ 14.10	$ 17.90	$ 14.64
Total Investment Return on Net Asset Value(2)	38.84%	19.71%	(14.72)%	23.70%	12.08%
Total Investment Return on Market Value(2)	38.38%	22.15%	(14.95)%	30.45%	4.09%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$ 818,060	$ 638,726	$ 576,104	$ 715,498	$ 616,526
Ratios (as a percentage of average daily net assets):(3)
Total expenses	1.10%	1.11%	1.10%	1.10%	1.11%
Net expenses	1.10%(5)	1.11%(5)	1.10%(5)	1.10%	1.11%
Net investment income (loss)	(0.10)%	0.35%	0.41%	0.42%	0.84%
Portfolio Turnover	42%	63%	50%	35%	41%

(See related footnotes.)

	Year Ended September 30,
	2019	2018	2017	2016	2015
Net asset value – Beginning of year	$ 15.88	$ 14.47	$ 13.57	$ 13.40	$ 14.60
Income (Loss) From Operations
Net investment income(1)	$ 0.10	$ 0.09	$ 0.11	$ 0.14	$ 0.23
Net realized and unrealized gain (loss)	0.15	2.36	1.82	1.07	(0.40)
Total income (loss) from operations	$ 0.25	$ 2.45	$ 1.94	$ 1.21	$ (0.16)
Less Distributions
From net investment income	$ (0.10)	$ (0.09)	$ (0.10)	$ (0.11)	$ (0.23)
From net realized gain	(0.97)	(0.85)	(0.12)	—	(0.62)
Tax return of capital	—	(0.10)	(0.81)	(0.93)	(0.18)
Total distributions	$ (1.07)	$ (1.04)	$ (1.04)	$ (1.04)	$ (1.03)
Anti-dilutive effect of share repurchase program(1)	$ 0.00(4)	$ —	$ —	$ —	$ —
Net asset value – End of year	$ 15.06	$ 15.88	$ 14.47	$ 13.57	$ 13.40
Market value – End of year	$ 15.14	$ 16.01	$ 14.02	$ 12.65	$ 11.89
Total Investment Return on Net Asset Value(2)	2.11%	17.69%	15.36%	9.74%	(0.86)%
Total Investment Return on Market Value(2)	1.81%	22.46%	19.89%	15.29%	(6.39)%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$ 591,013	$ 622,888	$ 566,770	$ 531,745	$ 525,002
Ratios (as a percentage of average daily net assets):(3)
Expenses	1.11%	1.11%	1.11%	1.12%	1.11%
Net investment income	0.69%	0.60%	0.81%	1.00%	1.59%
Portfolio Turnover	55%	46%	76%	82%	72%
(1)	Computed using average shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Fund’s dividend reinvestment plan.
(3)	Includes a reduction by the investment adviser of a portion of its adviser fee due to the Fund’s investment in the Liquidity Fund (equal to less than 0.005% of average daily net assets for the years ended September 30, 2024, 2023 and 2022).
(4)	Amount is less than $0.0005.
(5)	Total returns do not reflect amounts reimbursed and/or waived by the adviser and certain of its affiliates, if applicable. Net expenses are net of all reductions and represent the net expenses paid by the Fund.

December 19, 2024